Exhibit 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR IMMEDIATE RELEASE
Date: June 21, 2007
Double Eagle Petroleum Announces Preferred Stock Offering
CASPER, Wyo., June 21, 2007/PRNewswire-FirstCall/ — Double Eagle Petroleum Co. (Nasdaq: DBLE) (“Double Eagle” or the “Company”), an oil and gas exploration and development company, announced today that it plans to offer 1,200,000 shares of Series A Cumulative Preferred Stock at $25.00 in an underwritten public offering pursuant to an effective shelf registration statement on Form S-3 (File No. 333-139012). The Company also intends to grant an option to the underwriter to purchase up to an additional 180,000 shares of the Series A Cumulative Preferred Stock. Ferris, Baker Watts, Incorporated is acting as the sole underwriter for the offering.
The Series A Cumulative Preferred Stock cannot be converted into Double Eagle common stock, but may be redeemed by Double Eagle, at Double Eagle’s option, after five years for $25.00 per share. The Series A Cumulative Preferred Stock will be required to be redeemed prior to five years at specified redemption prices in the event of a change of ownership or control of Double Eagle, except in certain circumstances when the acquirer is considered a qualifying public company. The Series A Cumulative Preferred Stock is expected to be listed on the NASDAQ Capital Market under the symbol “DBLEP.”
Double Eagle is offering all of the shares and intends to use the net proceeds from the offering to fund drilling and development of its Atlantic Rim properties, for potential strategic acquisitions and for other general corporate purposes. Pending such uses the proceeds from this offering will be used to repay amounts borrowed under its revolving credit facility.
Copies of the preliminary prospectus supplement, final prospectus supplement (when available) and the accompanying prospectus relating to the offering may be obtained from Ferris, Baker Watts, Incorporated at 100 Light Street, Baltimore, Maryland 21202.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy shares of Double Eagle’s Series A Cumulative Preferred Stock nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus and related prospectus supplement.

About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming, as well as the Christmas Meadows Prospect in northeastern Utah.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, changes in economic or market conditions that may prevent the Company from completing the preferred stock offering, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as result of new information, future events or otherwise.
Company Contact:
John Campbell
(303) 794-8445
www.dble.us